EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:

Jenny Haynes
Vice President Investor Relations
(214) 245-3164

ODYSSEY HEALTHCARE REPORTS THIRD QUARTER 2004 RESULTS
Net Revenue Increases 23%, Earns 24 Cents Per Share
Announces $30 Million Stock Repurchase Program

     DALLAS, TEXAS (Nov. 1, 2004)-Odyssey HealthCare, Inc. (NASDAQ: ODSY), one of the largest providers of hospice care in the United States, today announced financial results for the third quarter and the nine months ended Sept. 30, 2004, and the repurchase of up to $30 million of its common stock.

     Net patient service revenue for the third quarter of 2004 grew 23.1 percent to $87.5 million, compared to $71.0 million for the second quarter of 2003. Net income for the quarter was $9.0 million, a 14.7 percent increase over the $7.8 million for the corresponding quarter in 2003. Earnings per diluted share were $0.24, an increase of 14.3 percent over the $0.21 for the 2003 third quarter.

     For the nine months ended Sept. 30, 2004, net patient service revenue grew 32.1 percent to $259.0 million, compared to $196.0 million in the first nine months of the preceding year. Net income for the nine-month period was $26.2 million, a 15.9 percent increase over the $22.6 million for the corresponding period of 2003. Operating cash flow for the first nine months of 2004 was $33.1 million. Earnings per diluted share for the nine months were $0.70, a 14.8 percent increase over the $0.61 for the first nine months of 2003.

     The average daily census increased 23.6 percent for the quarter from 6,198 patients in 2003 to 7,660 patients in 2004 and 31.0 percent for the nine-month period from 5,776 patients in 2003 to 7,568 patients in 2004. The average length of stay for the quarter was 80 days in 2004, compared to 78 days in 2003, and 78 days for the first nine months of the year, compared to 74 days in 2003.

     “Our operating metrics for the quarter were good, and the number of patients we cared for each day increased 23.6 percent over the third quarter of 2003,” said Richard R. Burnham, chairman and chief executive officer. “We believe the growth opportunities for Odyssey and the hospice industry are good given the demographics of the country and the current underserved population.”

     The company said it intends to conduct the stock repurchase program in the open market over the next six months. The timing and the amount of any repurchase of shares during the six-month period will be determined by company management based on its evaluation of market conditions and other factors. Odyssey had approximately 36.7 million shares outstanding as of Sept. 30, 2004. Any stock repurchases will be funded out of working capital.

     “Our strong cash flow and balance sheet provide us an excellent opportunity to repurchase our shares at what we believe to be an attractive price,” said Mr. Burnham. “This action reflects our confidence in our business.”

     The company also announced that its wholly owned subsidiary, Hospice of the Palm Coast, Inc., received final approval in October of its Certificate of Need application to operate a hospice program in two counties in the Daytona Beach, Fla., area. In addition, during the third quarter, the company’s Jackson, Miss., Allentown, Pa., and Rhode Island hospice programs were certified to accept Medicare patients.

     Odyssey will host a conference call to discuss the quarter on Tuesday, Nov. 2, 2004, at 9 a. m. (EDT). The call will be broadcast live and can be accessed through the Investor Relations section of the company’s website at www.odsyhealth.com. An online archive of the broadcast, commencing approximately two hours after the live call, will also be available for two weeks.

     Headquartered in Dallas, Tex., Odyssey has 72 Medicare-certified hospice programs in 30 states. In terms of both average daily patient census and number of locations, the company is one of the largest providers of hospice care in the country. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families.

Certain statements contained in this press release are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on management’s current expectations and are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in this press release to differ materially from those anticipated or implied by the forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to, general market conditions, increases in inflation, adverse changes in the Medicare cap limits and increases in the company’s Medicare cap accrual, decline in patient census growth, challenges inherent in and potential changes in the company’s growth and expansion strategy, the ability to attract and retain healthcare professionals, the company’s dependence on patient referral sources and potential adverse changes in patient referral practices of those referral sources, adverse changes in reimbursement levels under Medicare and Medicaid programs, adverse changes in the state and federal licensure and certification laws and regulations, adverse results of regulatory surveys, delays in licensure and/or certification, government and private party legal proceedings and investigations, adverse changes in the competitive environment in which the company operates, and the disclosures contained under the headings “Overview of Government Payments” and “Some Risks Related to Our Business” in “Item 1. Business” of Odyssey’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2004, and in Odyssey’s most recent report on Form 10-Q and its other filings with the Securities and Exchange Commission. Many of these factors are beyond the ability of the company to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which reflect management’s views only as of the date hereof. The company undertakes no obligation to revise or update any of the forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.

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ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES

Consolidated Statements of Income
(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net patient service revenue	$87,462	$71,049	$258,971	$196,005
Operating expenses:
Direct hospice care (1)	45,956	37,195	139,308	101,681
General and administrative (1)	23,224	19,045	68,388	52,574
Provision for uncollectible accounts	2,719	1,236	5,743	3,074
Depreciation	883	573	2,487	1,517
Amortization	176	107	509	235

	72,958	58,156	216,435	159,081

Income from operations	14,504	12,893	42,536	36,924
Other income (expense):
Interest income	102	88	196	300
Interest expense	(47)	(35)	(70)	(139)

	55	53	126	161

Income before provision for income taxes	14,559	12,946	42,662	37,085
Provision for income taxes	5,556	5,099	16,446	14,463

Net income available to common stockholders	$9,003	$7,847	$26,216	$22,622

Net income per common share:
Basic	$0.25	$0.22	$0.72	$0.63

Diluted	$0.24	$0.21	$0.70	$0.61

Weighted average shares outstanding:
Basic	36,653	36,063	36,607	35,794
Diluted	37,586	37,791	37,661	37,163

(1)	Expenses for 2003 and 2004 reflect a reallocation of employee benefit costs, including payroll taxes, from general and administrative expenses to direct hospice care expenses. See attached “Reallocation of Certain Costs” table for additional information.

Odyssey HealthCare, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share amounts)

	September 30,	December 31,
	2004	2003
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,463	$232
Short-term investments	37,402	38,742
Accounts receivable from patient services, net of allowance for uncollectible accounts of $4,553 and $3,913 at September 30, 2004 and December 31, 2003, respectively	61,028	58,895
Deferred tax assets	64	1,170
Income taxes receivable	22	1,961
Other current assets	3,181	3,584

Total current assets	104,160	104,584
Property and equipment, net	7,561	6,435
Goodwill	93,933	66,678
Intangibles, net	4,692	3,105

Total assets	$210,346	$180,802

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,842	$5,414
Accrued compensation	7,360	9,647
Accrued nursing home costs	9,667	9,585
Other accrued expenses	9,518	7,128
Income taxes payable	463	—
Current maturities of long-term debt	5	4

Total current liabilities	30,855	31,778
Long-term debt, less current maturities	10	13
Deferred tax liability	6,896	4,286
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value:
Authorized shares - 75,000,000
Issued and outstanding shares - 36,684,665 and 36,547,132 at September 30, 2004 and December 31, 2003, respectively	37	37
Additional paid-in capital	92,836	91,365
Deferred compensation	(145)	(317)
Retained earnings	79,857	53,640

Total stockholders’ equity	172,585	144,725

Total liabilities and stockholders’ equity	$210,346	$180,802

ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, except share amounts)

	Nine months ended September 30,
	2004	2003
	(unaudited)	(unaudited)
Operating Activities
Net income	$26,216	$22,622
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,996	1,752
Amortization of debt issue costs and debt discount	40	25
Stock-based compensation	172	315
Deferred tax expense	4,179	2,548
Tax benefit realized for stock option exercises	631	1,022
Provision for uncollectible accounts	5,743	3,074
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(7,876)	(11,364)
Other current assets	2,342	(373)
Accounts payable, accrued nursing home costs and other accrued expenses	(1,387)	9,232

Net cash provided by operating activities	33,056	28,853
Investing Activities
Cash paid for acquisitions and procurement of licenses	(29,067)	(19,320)
Decrease (increase) in short-term investments	1,340	(17,762)
Purchase of property and equipment	(3,589)	(2,852)

Net cash used in investing activities	(31,316)	(39,934)
Financing Activities
Proceeds from issuance of common stock	840	4,778
Payments of debt issue costs	(347)	—
Proceeds from issuance of debt	—	8
Payments on debt	(2)	(260)

Net cash provided by financing activities	491	4,526

Net increase (decrease) in cash and cash equivalents	2,231	(6,555)
Cash and cash equivalents, beginning of period	232	7,732

Cash and cash equivalents, end of period	$2,463	$1,177

Supplement cash flow information
Interest paid	$24	$114
Income taxes paid	$9,691	$10,869

Reallocation of Certain Costs

     Commencing in the first quarter of 2004, the company reallocated certain employee benefit costs, including payroll taxes, associated with direct patient care from general and administrative expense to direct hospice care expense. The reallocation was made to provide better comparability to the industry. The income statement included in this release reflects the reallocation of 2003 and 2004 expenses. The following table sets forth selected consolidated financial information as a percentage of net patient service revenue for the periods indicated reflecting the reallocation. For all periods, except the three months ended March 31, 2004, the three and six months ended June 30, 2004 and the three and nine months ended September 30, 2004, the “Reported” column reflects the percentage of net patient service revenue prior to the reallocation while the “Reallocated” column reflects the percentage of net patient service revenue after the reallocation. For the three months ended March 31, 2004, the three and six months ended June 30, 2004 and the three and nine months ended September 30, 2004, the “Reported” column reflects the reallocation effective with that period and the “Without Reallocation” column assumes no reallocation:

	Three Months Ended
	03/31/03		06/30/03		09/30/03		12/31/03
	Reported	Reallocated	Reported	Reallocated	Reported	Reallocated	Reported	Reallocated
Net patient service revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Direct hospice care	48.8	51.1	49.3	52.1	49.4	52.4	51.0	53.7
General and administrative.	29.3	27.1	29.4	26.6	29.8	26.8	29.0	26.4
Income from operations	19.7	19.7	18.9	18.9	18.1	18.1	17.7	17.7
Net income	12.0%	12.0%	11.7%	11.7%	11.0%	11.0%	11.0%	11.0%

	Three Months Ended
	03/31/04		06/30/04		09/30/04
	Without	Reported	Without	Reported	Without	Reported
	Realloc.		Realloc.		Realloc.
Net patient service revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Direct hospice care	52.4	55.9	50.0	53.0	49.6	52.5
General and administrative.	29.7	26.3	29.4	26.4	29.5	26.6
Income from operations	15.2	15.2	17.5	17.5	16.6	16.6
Net income	9.3%	9.3%	10.7%	10.7%	10.3%	10.3%

	Six Months Ended				Nine Months Ended
	06/30/03		06/30/04		09/30/03		09/30/04
	Reported	Reallocated	Without	Reported	Reported	Reallocated	Without	Reported
			Realloc.				Realloc.
Net patient service revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Direct hospice care	49.1	51.6	51.2	54.4	49.2	51.9	50.7	53.8
General and administrative.	29.4	26.8	29.6	26.3	29.5	26.8	29.5	26.4
Income from operations	19.2	19.2	16.3	16.3	18.8	18.8	16.4	16.4
Net income	11.8%	11.8%	10.0%	10.0%	11.5%	11.5%	10.1%	10.1%

	Year Ended
	12/31/03
	Reported	Reallocated
Net patient service revenue	100.0%	100.0%
Direct hospice care	49.7	52.4
General and administrative	29.3	26.7
Income from operations	18.5	18.5
Net income	11.4%	11.4%